EXHIBIT 99.1

DEVELOPERS DIVERSIFIED REALTY CORPORATION

For Immediate Release:

Contact:	Scott A. Wolstein	Michelle A. Mahue
	Chairman	Vice President of Investor Relations
	Chief Executive Officer	216-755-5455
216-755-5500

DEVELOPERS DIVERSIFIED REALTY REPORTS A 31.3%
INCREASE IN FFO PER SHARE FOR THE THREE MONTH PERIOD
ENDED JUNE 30, 2004

     CLEVELAND, OHIO, July 29, 2004 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that second quarter 2004 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.84 (diluted) and $0.85 (basic) as compared to $0.64 (diluted) and $0.65 (basic) per share for the same period in the previous year (as adjusted down by $0.03 per share to reflect a prior impairment charge previously not included in FFO in accordance with a recent SEC comment letter), a per share increase of 31.3% diluted and 30.8% basic. FFO available to common shareholders reached $81.6 million for the quarter ended June 30, 2004, as compared to $55.9 million for 2003, an increase of 46.0%. Net income available to common shareholders for the three month period ended June 30, 2004 increased 30.1% to $74.3 million compared to second quarter 2003 net income of $57.1 million, or $0.77 per share (diluted) and $0.78 (basic) in 2004 compared to $0.66 per share (diluted) and $0.67 (basic) for the same period in 2003. The increase in net income for the quarter ended June 30, 2004 is primarily related to the results from operations attributable to the acquisition of the assets from Benderson Development Company, Inc. (“Benderson”), and an increase in gain on sales of real estate assets offset, to some extent, by the sale of assets to the joint venture with MDT in the fourth quarter of 2003 and the second quarter of 2004.

     On a per share basis, FFO (diluted) was $1.55 and $1.25 for the six month periods ended June 30, 2004 and 2003, respectively, an increase of 24.0%. FFO available to common shareholders for the six months ended June 30, 2004 was $144.4 million compared to FFO available to common shareholders for the six month period ended June 30, 2003 of $100.2 million. Net income available to common shareholders for the six month period ended June 30, 2004 was $114.5 million, or $1.24 per share (diluted) and $1.26 (basic) in 2004, compared to net income of $83.7 million, or $1.06 per share (diluted) and $1.08 (basic) for the prior comparable period. The increase in net income is primarily attributable to the merger with JDN on March 13, 2003, the acquisition of the assets from Benderson, an increase in gain on sales of real estate assets, and a reduction in minority interest expense associated with preferred operating partnership units, which were redeemed in 2003. This increase is offset by the sale of assets to the joint venture with MDT in the fourth quarter of 2003 and second quarter of 2004.

     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “I am pleased to report this quarter’s financial results and earnings growth. Our portfolio continues to generate strong and consistent cash flows and we continue to structure and execute transactions that create substantial long-term shareholder value, including our $2.3 billion acquisition from Benderson Development and our $538 million sale of assets to Macquarie DDR Trust.”

     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income and an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO available to common shareholders is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.

Leasing:

     Leasing activity continues to be strong throughout the portfolio. During the second quarter of 2004, the Company executed 109 new leases aggregating approximately 754,000 square feet and 146 renewals aggregating approximately 798,000 square feet. Rental rates on new leases increased by 17.5% to $14.02 per square foot and rental rates on renewals increased by 7.6% to $10.20 per square foot. On a blended basis, rental rates for new leases and renewals increased by 10.7% to $12.05 per square foot.

     At June 30, 2004, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $10.67. Excluding the impact of the properties acquired from Benderson, the average annualized base rent per occupied square foot for the portfolio was $10.89, as compared to $10.49 at June 30, 2003.

     At June 30, 2004, the portfolio was 94.9% leased. Excluding the impact of the properties acquired from Benderson, the portfolio was 95.0% leased, as compared to 94.3% at June 30, 2003. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of June 30, 2004, the portfolio was 94.4% occupied. Excluding the impact of the properties acquired from Benderson, the portfolio was 94.4% occupied, as compared to 93.8% at June 30, 2003.

     Same store tenant sales performance over the trailing 12 month period within the Company’s portfolio, for those tenants required to report, remained strong at approximately $227 per square foot in 2004 compared to $224 per square foot in 2003, an increase of 1.3%. Aggregate base and percentage rental revenues relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2003 and since April 1 with regard to JDN assets, excluding properties under redevelopment) increased approximately $2.2 million (or 1.3%) for the six month period ended June 30, 2004, compared to the same period in 2003.

Strategic Real Estate Transactions:

Benderson Transaction

     In March 2004, the Company announced that it entered into an agreement to purchase interests in 110 retail real estate assets with approximately 18.8 million square feet of GLA, from Benderson. One of those properties was subject to a right of first refusal, which has been exercised, so the Company expects to acquire interests in 109 assets. The purchase price of the assets, including associated expenses, is expected to be approximately $2.3 billion, less assumed debt and the value of a 2% equity interest of approximately $16.2 million that Benderson will retain as set forth below. Benderson is transferring to us 100% ownership in certain assets or entities owning certain assets. The remaining assets are held by a joint venture in which the Company holds a 98.0% interest and Benderson holds a 2.0% interest.

     Through July 29, 2004, the Company completed the purchase of 102 properties, including 14 purchased directly by our MDT joint venture and 52 held by the joint venture with Benderson.

     With respect to the joint venture with Benderson, after 20 months from the initial acquisition, Benderson will have the right to cause the joint venture to redeem its 2.0% interest for a price equal to the agreed value of the interest on the closing date of approximately $16.2 million, increased or decreased to reflect changes in the price of the Company’s common shares during the period in which Benderson holds the 2.0% interest, less certain distributions Benderson receives from the joint venture. If Benderson exercises the foregoing right, the Company will have the right to satisfy the joint venture’s obligation by purchasing Benderson’s interest for cash or by issuing DDR common shares to Benderson. If Benderson does not elect to exercise its right to have its interest redeemed, the Company will have the right after 30 months from the initial acquisition to purchase that 2.0% interest for cash or common shares for a price determined in the same manner as if Benderson had elected to cause such redemption.

     The Company funded the transaction through a combination of assumed debt, new debt financing, the issuance of cumulative preferred shares and the issuance of common shares (see “Financing”) and asset transfers to the MDT joint venture (See “MDT Joint Venture”). With respect to assumed debt, the fair value of existing indebtedness that we have assumed or intend to assume upon closing is approximately $408.0 million, which includes an adjustment of approximately $30.0 million to fair value, based on rates for debt with similar terms and remaining maturities as of May 2004.

     The Benderson assets are located in eleven states, with over 80.0% of the GLA in New York and New Jersey. The Benderson assets are approximately 94.6% leased as of June 30, 2004, and the largest tenants, based on revenues, include Tops Markets (Ahold USA), Wal-Mart/Sam’s Club, Home Depot and Dick’s Sporting Goods. Prior to the transaction, the Company owned less than 100,000 square feet of GLA in New York and approximately 2.7 million square feet of GLA in New Jersey.

     Benderson has entered into a five-year master lease for vacant space that is either covered by a letter of intent as of the closing date or a new lease with respect to which the tenant has not begun to pay rent as of the closing date. During the five-year master lease, Benderson has agreed to pay the rent for such vacant space until each applicable tenant’s rent commencement date.

MDT Joint Venture

     In May 2004, MDT acquired an indirect ownership interest in 23 retail properties, which consists of over 5.6 million square feet of GLA. The aggregate purchase price of the properties was approximately $538.0 million. The Company indirectly holds an effective 14.5% interest in those properties. Eight of the properties sold to MDT were owned by the Company and one of the properties was held by the Company through a joint venture. Fourteen of the properties sold to MDT were owned by Benderson.

Coventry II

     In July 2004, the Company, through its joint venture with Coventry II, acquired an effective 10% interest in a development partnership with David Berndt Interests to develop a new shopping center in San Antonio, Texas, known as Westover Marketplace. The joint venture partnership acquired approximately 63 acres of land for $10.6 million and sold approximately 16 acres for $2.5 million to Target. DDR anticipates that this shopping center will be completed in Fall 2005.

Expansions:

     For the six month period ended June 30, 2004, the Company completed four expansion and redevelopment projects located in North Little Rock, Arkansas; Aurora, Ohio; Tiffin, Ohio and Monaca, Pennsylvania at an aggregate cost of approximately $21.5 million. The Company is currently expanding/redeveloping nine shopping centers located in Gadsden, Alabama; Brandon, Florida; Tallahassee, Florida; Suwanee, Georgia; Starkville, Mississippi; Hendersonville, North Carolina; Princeton, New Jersey; Brentwood, Tennessee and Chattanooga, Tennessee at a projected incremental cost of approximately $27.0 million. The Company is also scheduled to commence an additional expansion project at Allentown, Pennsylvania.

     For the six month period ended June 30, 2004, a joint venture of the Company completed the expansion of its shopping center located in Deer Park, Illinois at an aggregate cost of $13.9 million. The Company’s joint ventures are currently expanding/redeveloping a shopping center located in Merriam, Kansas at a projected incremental cost of approximately $1.1 million. The Company is also scheduled to commence four additional expansion/redevelopment projects at shopping centers located in Phoenix, Arizona; Lancaster, California; Kansas City, Missouri and Kirkland, Washington.

Development (Consolidated):

     During the six month period ended June 30, 2004, the Company substantially completed the construction of a 506,000 square foot shopping center located in Hamilton, New Jersey and a 312,000 square foot shopping center located in Irving, Texas.

     The Company currently has eleven shopping center projects under construction. These projects are located in Long Beach, California; Fort Collins, Colorado; Miami, Florida; Overland Park, Kansas; Chesterfield, Michigan; Lansing, Michigan; St. Louis, Missouri; Apex, North Carolina; Mount Laurel, New Jersey; Pittsburgh, Pennsylvania and Mesquite, Texas. These projects are scheduled for completion from 2004 through 2006 at a projected aggregate cost of approximately $411.3 million and will create an additional 3.2 million square feet of retail space.

     The Company anticipates commencing construction in 2004 on three additional shopping centers located in Norwood, Massachusetts; Freehold, New Jersey and McKinney, Texas.

Development (Joint Ventures):

     The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $105.6 million. These projects are located in Jefferson Country (St. Louis, Missouri); Apex, North Carolina (Phases III and IV), adjacent to a wholly-owned development project; and San Antonio, Texas. The project located in Jefferson County (St. Louis, Missouri) will be substantially completed in 2004. The remaining projects are scheduled for completion in 2005. At June 30, 2004, approximately $7.4 million of costs were incurred in relation to these development projects.

Financings:

In conjunction with the Company’s acquisition of assets from Benderson, the following capital transactions aggregating $1.1 billion in net proceeds, in addition to the MDT joint venture discussed above, were completed:

•	In May 2004, the Company entered into an agreement with Bank One, Wachovia and Wells Fargo for a $200 million three-year term loan with two one-year extension options at an interest rate of LIBOR plus 75 basis points.

•	In May 2004, the Company issued and sold 15,000,000 of DDR common shares. Net proceeds from the sale of the common shares were approximately $491 million.

•	In May 2004, the Company issued and sold 6,800,000 depository shares, each representing 1/20 of a share of 7.50% Class I Cumulative Redeemable Preferred Shares. Net proceeds from the sale of the depository shares were approximately $164.5 million.

•	In April 2004, the Company issued $250 million, 5.25% seven-year notes through a private placement.

     In July 2004, the Company expanded it unsecured revolving credit facility from $650 million to $1.0 billion.

     Developers Diversified Realty Corporation currently owns and manages over 460 retail operating and development properties in 44 states comprising of approximately 102 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle A. Mahue, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http:/www.ddr.com.

     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2003.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

Financial Highlights
(In thousands — except per share data)

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues:
Minimum rent (A)	$104,800	$91,229	$193,759	$164,868
Percentage and overage rents (A)	1,400	1,292	3,128	2,477
Recoveries from tenants	30,040	23,109	55,831	42,790
Ancillary income	618	434	1,383	782
Other property related income	1,167	233	2,073	307
Management fee income	3,592	2,528	6,702	5,132
Development fees	604	344	795	673
Other (B)	6,504	2,858	10,023	5,921

	148,725	122,027	273,694	222,950

Expenses:
Operating and maintenance	16,049	15,068	32,314	28,210
Real estate taxes	19,902	14,270	35,772	26,400
General and administrative (C)	11,050	11,189	21,494	18,913
Depreciation and amortization	31,930	23,970	57,031	43,733

	78,931	64,497	146,611	117,256

Other income/(expense)
Interest income	998	1,156	2,358	2,759
Interest expense	(30,734)	(23,042)	(55,669)	(41,945)

	(29,736)	(21,886)	(53,311)	(39,186)

Income before equity in net income of joint ventures, minority equity interests,
income tax of taxable REIT subsidiaries and franchise taxes, discontinued operations, gain on sales of real estate and real estate investments and cumulative effect of adoption of a new accounting standard	40,058	35,644	73,772	66,508
Equity in net income of joint ventures (D)	6,943	6,797	25,164	16,896
Minority equity interests (E)	(966)	(873)	(2,110)	(3,938)
Income tax of taxable REIT subsidiaries and franchise taxes	(221)	—	(892)	—

Income from continuing operations	45,814	41,568	95,934	79,466
Loss from discontinued operations (F)	—	(1,212)	(703)	(924)

Income before gain on sales of real estate and real estate investments and
cumulative effect of adoption of a new accounting standard	45,814	40,356	95,231	78,542
Gain on sales of real estate and real estate investments, net of tax	40,998	28,046	45,368	28,245

Income before cumulative effect of adoption of a new accounting standard	86,812	68,402	140,599	106,787
Cumulative effect of adoption of a new accounting standard (H)	—	—	(3,001)	—

Net income	$86,812	$68,402	$137,598	$106,787

Net income, applicable to common shareholders	$74,295	$57,140	$114,476	$83,650

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$74,295	$57,140	$114,476	$83,650
Depreciation and amortization of real estate investments	31,208	23,973	55,966	43,694
Equity in net income of joint ventures	(6,943)	(6,797)	(25,164)	(16,896)
Joint ventures’ FFO (D)	11,065	8,149	23,741	15,943
Minority equity interests (OP Units)	625	482	1,197	859
Gain on sales of depreciable real estate and real estate investments, net (G)	(28,639)	(27,017)	(28,799)	(27,017)
Cumulative effect of adoption of a new accounting standard (H)	—	—	3,001	—

FFO available to common shareholders	81,611	55,930	144,418	100,233
Preferred dividends	12,517	11,262	23,122	23,137

FFO	$94,128	$67,192	$167,540	$123,370

Per share data:
Earnings per common share
Basic	$0.78	$0.67	$1.26	$1.08

Diluted	$0.77	$0.66	$1.24	$1.06

Dividends Declared	$0.46	$0.41	$0.92	$0.82

Funds From Operations — Basic (I)	$0.85	$0.65	$1.57	$1.27

Funds From Operations – Diluted (I)	$0.84	$0.64	$1.55	$1.25

Basic – average shares outstanding (thousands) (I)	95,018	85,031	90,682	77,626

Diluted — average shares outstanding (thousands) (I)	97,415	87,667	93,104	79,981

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(A)	Increases in base and percentage rental revenues for the six month period ended June 30, 2004 as compared to 2003, aggregated $28.9 million consisting of $1.0 million related to leasing of core portfolio properties (an increase of 0.9% from 2003), $6.7 million from the acquisition of four shopping centers in 2003 and 2004, $15.9 million from the properties acquired from Benderson, $18.9 million from the JDN merger and $1.5 million from the consolidation of a joint venture interest due to the adoption of FIN 46. These amounts were offset by a decrease of $0.3 million relating to the business center properties, and $14.6 million due to the sale of properties to joint ventures in 2003 and 2004 and $0.2 million related to developments and redevelopments. Included in the rental revenues for the six month periods ended June 30, 2004 and 2003 is approximately $3.5 million and $3.0 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the six month periods ended June 30, 2004 and 2003 was comprised of the following (in millions):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Lease termination and bankruptcy settlements	$3.5	$2.5	$7.0	$2.8
Acquisition and finance fees	3.0	—	3.0	—
Settlement of call option (1)	—	—	—	2.4
Sale of option rights and other miscellaneous	—	0.4	—	0.7

	$6.5	$2.9	$10.0	$5.9

(1)	Settlement of a call option on March 31, 2003 relating to the MOPPRS debt assumed from JDN, principally arising from an increase in interest rates from the date of acquisition, March 13, 2003, to the date of settlement.

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six month periods ended June 30, 2004 and 2003, general and administrative expenses were approximately 4.9% and 5.3%, respectively, of total revenues, including joint venture revenues, for each period.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(D)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three month period		Six month period
	Ended June 30,		ended June 30,
	2004	2003	2004	2003
Revenues from operations (a)	$82,902	$59,358	$159,177	$119,230

Operating expense	29,712	22,884	55,958	44,884
Depreciation and amortization of real estate investments	14,260	9,214	25,152	19,488
Interest expense	17,814	18,244	36,471	38,312

	61,786	50,342	117,581	102,684

Income from operations before gain on sale of real estate and real estate investments and discontinued operations	21,116	9,016	41,596	16,546
Gain (loss) on sale of real estate and real estate investments	5	588	(8)	2,331
(Loss) income from discontinued operations, net of tax	377	(449)	50	2,229
(Loss) gain on sale of discontinued operations, net of tax	(132)	7,699	23,777	40,887

Net income	$21,366	$16,854	$65,415	$61,993

DDR Ownership interests (b)	$7,064	$7,094	$25,365	$17,531

Funds From Operations from joint ventures are summarized as follows:
Net income	$21,366	$16,854	$65,415	$61,993
Loss (gain) on sale of real estate and real estate investments, including discontinued operations	126	(5,125)	(23,988)	(40,815)
Depreciation and amortization of real estate investments	14,260	10,068	25,038	21,481

	$35,752	$21,797	$66,465	$42,659

DDR Ownership interests (b)	$11,065	$8,149	$23,741	$15,943

DDR Partnership distributions received, net	$20,738	$12,669	$49,054	$34,110

(a)	Revenues for the three month periods ended June 30, 2004 and 2003 included approximately $1.6 million and $0.7 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.3 million and $0.1 million, respectively. Revenues for the six month periods ended June 30, 2004 and 2003 included approximately $2.7 million and $1.6 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.5 million and $0.4 million, respectively.

(b)	Included in equity in net income of joint ventures for the six months ended June 30, 2004, is approximately $3.2 million of previously deferred gain related to the sale of joint venture property at the end of 2003. This amount was deferred until certain construction and leasing obligations were achieved.

The Company’s share of joint venture net income has been reduced by $0.1 million and $0.3 million for the three month periods ended June 30, 2004 and 2003, respectively, and by $0.2 million and $0.7 million for the six month periods ended June 30, 2004 and 2003, respectively, to reflect additional basis depreciation.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

At June 30, 2004 and 2003, the Company owned joint venture interests relating to 74 and 54 shopping center properties, respectively. In addition, at June 30, 2004 and 2003, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 69 and 80 shopping center sites formerly owned by Service Merchandise, respectively.

(E)	Minority Equity Interests are comprised of the following (in thousands):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Minority interests	$342	$391	$914	$843
Preferred Operating Partnership Units	—	—	—	2,236
Operating Partnership Units	624	482	1,196	859

	$966	$873	$2,110	$3,938

(F)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Six Month Period
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Revenues	$—	$988	$145	$1,853

Expenses:
Operating	—	2,852	94	2,975
Interest	—	177	19	356
Depreciation	—	377	38	652

	—	3,406	151	3,983

		(2,418)	(6)	(2,130)
Minority interests	—	—	(4)	—
Gain (loss) on sales of real estate	—	1,206	(693)	1,206

	$—	$(1,212)	$(703)	$(924)

(G)	For the three and six month periods ended June 30, 2003, the Company previously reported an impairment charge of $2.6 million which was reflected as an add back to FFO similar to a loss on sale of real estate. In accordance with comments recently received from the SEC, this charge has been reflected in FFO available to common shareholders for 2003 which resulted in the previously reported FFO of $58.6 million and $102.9 million or $0.68 per share (basic) and $0.67 per share (diluted) and $1.30 per share (basic) and $1.28 per share (diluted) for the three and six month periods ended June 30, 2003 being adjusted as reflected on the FFO calculation disclosed.

(H)	The cumulative effect of adoption of a new accounting standard (FIN 46) of approximately $3.0 million is attributable to the consolidation of a 50% owned shopping center property in Martinsville, Virginia and the minority partner’s share of cumulative losses.

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion, on a weighted average basis of 1.4 million and 1.1 million Operating Partnership Units (OP Units) outstanding at June 30, 2004 and 2003 into 1.3 million and 1.1 million common shares of the Company for the three month periods ended June 30, 2004 and 2003, respectively and 1.2 million and 1.0 million for the six month periods ended June 30, 2004 and 2003. The weighted average diluted shares and OP Units outstanding were 97.6 million and 87.8 million for the three month periods ended June 30, 2004 and 2003, respectively and 93.2 million and 80.1 million for the six month periods ended June 30, 2004 and 2003, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)

Selected Balance Sheet Data:

	June 30, 2004	December 31, 2003
Assets:
Real estate and rental property:
Land	$1,372,811	$821,893
Buildings	4,116,399	2,719,764
Fixtures and tenant improvements	95,726	90,384
Construction in progress	288,388	252,870

	5,873,324	3,884,911
Less accumulated depreciation	(518,399)	(458,213)

Real estate, net	5,354,925	3,426,698
Cash	21,520	11,693
Restricted cash	—	99,340
Advances to and investments
in joint ventures	260,182	260,143
Notes receivable	18,133	11,741
Receivables, including straight line rent, net	92,543	76,509
Other assets, net	87,333	55,027

	$5,834,636	$3,941,151

Liabilities:
Indebtedness:
Revolving credit facilities	$449,500	$186,500
Variable rate unsecured term debt	350,000	300,000
Unsecured debt	1,360,322	838,996
Mortgage and other secured debt	1,075,292	757,635

	3,235,114	2,083,131
Dividends payable	53,063	43,520
Other liabilities	180,998	152,992

	3,469,175	2,279,643
Minority interests	57,671	47,438
Shareholders’ equity	2,307,790	1,614,070

	$5,834,636	$3,941,151

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)

Selected Balance Sheet Data (Continued):

Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	June 30,	December 31,
	2004	2003
Land	$697,755	$519,846
Buildings	1,915,782	1,692,367
Fixtures and tenant improvements	35,834	24,985
Construction in progress	38,102	38,018

	2,687,473	2,275,216
Accumulated depreciation	(114,148)	(118,755)

Real estate, net	2,573,325	2,156,461
Receivables, including straight line rent, net	44,877	47,165
Leasehold interests	27,656	28,895
Other assets	102,906	83,776

	$2,748,764	$2,316,297

Mortgage debt (a)	$1,593,210	$1,321,117
Notes and accrued interest
payable to DDRC	18,360	31,683
Amounts payable to other partners	42,026	32,121
Other liabilities	67,051	80,681

	1,720,647	1,465,602
Accumulated equity	1,028,117	850,695

	$2,748,764	$2,316,297

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $381.2 million and $368.5 million at June 30, 2004 and December 31, 2003, respectively.